UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

TEGNA INC.

(Exact name of registrant as specified in its charter)

STANDARD GENERAL L.P.
STANDARD GENERAL MASTER FUND L.P.
SOOHYUNG KIM
COLLEEN B. BROWN
ELLEN MCCLAIN HAIME
DEBORAH MCDERMOTT
STEPHEN USHER
DAVID GLAZEK
AMIT THAKRAR
DANIEL MALMAN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Standard General L.P., together with the other participants named herein, on March 30, 2020, filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of shareholders of TEGNA Inc., a Delaware corporation (the “Company”).

On April 14, 2020, Standard General issued the following press release:

STANDARD GENERAL RELEASES LETTER URGING FELLOW SHAREHOLDERS TO DEMAND REAL CHANGE AT TEGNA AND VOTE THE WHITE PROXY CARD

New Letter Highlights TEGNA Board’s Failure to Hold Management Accountable for Squandering Opportunities to Maximize Value of Shareholders’ Investments

Standard General’s Four Exceptional Nominees Bring Industry Expertise and a Commitment to Maximizing Value for Shareholders

NEW YORK, April 14, 2020 – Standard General L.P., the largest equity holder of TEGNA Inc. ("TEGNA" or the "Company") (NYSE: TGNA), today released a letter to TEGNA shareholders urging them to vote the WHITE proxy card “FOR” Standard General’s four exceptional nominees.

The letter highlights TEGNA’s share price underperformance, long-term operational missteps, and series of defensive actions that have impeded transformative M&A and destroyed shareholder value.

Standard General’s four highly qualified nominees – Colleen Brown, Ellen McClain Haime, Soohyung Kim, and Deborah McDermott – bring extensive local affiliate broadcast experience and are committed to a thorough review of TEGNA's operations, capital allocation, strategic alternatives, and governance to promote needed changes that benefit shareholders.

Standard General encourages its fellow shareholders to read the letter, as well as its proxy materials and other shareholder letters, which are accessible at www.TomorrowsTEGNA.com.

BEST-IN-CLASS ASSETS DESERVE BEST-IN-CLASS SHAREHOLDER VALUE CREATION

TRANSFORM TEGNA: VOTE THE WHITE PROXY CARD TODAY

YOU HAVE AN OPPORTUNITY TO PROTECT YOUR INVESTMENT IN TEGNA BY VOTING THE WHITE PROXY CARD “FOR” STANDARD GENERAL’S

EXCEPTIONAL NOMINEES

Your vote is extremely important. We encourage shareholders to submit their proxies by Internet or via telephone if possible, given current circumstances surrounding COVID-19. If you prefer to mail your proxy, simply sign, date, and return it in the envelope provided.

If you have any questions, or need assistance voting your WHITE proxy card,

please contact:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Telephone for Banks, Brokers, and International Shareholders: +1 212-297-0720 Shareholders may call toll-free (from the U.S. and Canada): +1 855-208-8902

Email: info@okapipartners.com

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About Standard General

Standard General was founded in 2007 and primarily manages capital for public and private pension funds, endowments, foundations, and high net-worth individuals. Standard General’s extensive experience in local television broadcasting includes investments in: Media General, a former publicly-traded broadcasting company now part of Nexstar Media Group; Standard Media Group, an innovative and diverse media company committed to high-quality local news; and MediaCo Holding, a holding company that invests in local broadcast media and radio stations.

Media Contact
media@standgen.com

Important Information

Standard General L.P., together with the other participants in Standard General's proxy solicitation, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit proxies in connection with the 2020 annual meeting of shareholders (the "Annual Meeting") of TEGNA Inc. (the "Company"). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Standard General's proxy solicitation. These materials and other materials filed by Standard General with the SEC in connection with the solicitation of proxies are available at no charge on the SEC's website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Standard General with the SEC are also available, without charge, by directing a request to Standard General's proxy solicitor, Okapi Partners LLC, at its toll-free number 1-855-208-8902 or via email at info@okapipartners.com.

Forward-looking Statements

All statements contained in this communication that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this communication that are not historical facts are based on current expectations, speak only as of the date of this communication and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Standard General L.P. disclaims any obligation to update the information herein except as may be required by law and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Standard General L.P. has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

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